EXHIBIT 99.1
October 28, 2011 - For immediate release
Contact:  Scott Shockey, CFO (740) 446-2631

Ohio Valley Banc Corp. Reports Higher 3rd Quarter Earnings

GALLIPOLIS, Ohio - Ohio Valley Banc Corp. [Nasdaq: OVBC] (the “Company”) reported consolidated net income for the quarter ended September 30, 2011, of $886,000, an increase of $465,000 from the $421,000 earned for the third quarter of 2010.   Earnings per share for the third quarter of 2011 were $.22 compared to $.10 for the prior year third quarter.  For the nine months ended September 30, 2011, net income totaled $4,474,000, a 17.8 percent increase from net income of $3,798,000 for the nine months ended September 30, 2010.  Earnings per share were $1.12 for the first nine months of 2011 versus $.95 for the first nine months of 2010, an increase of 17.9 percent.  Return on average assets and return on average equity was .68 percent and 8.60 percent, respectively, for the nine months ended September 30, 2011, compared to .60 percent and 7.52 percent, respectively, for the same period in the prior year.

The improvement in third quarter earnings was primarily attributable to lower provision for loan losses, and the improvement in year-to-date earnings was primarily attributable to higher noninterest income, specifically tax processing fees.  Additionally, earnings were enhanced by the growth in year-to-date net interest income.

Net interest income, the Company’s largest revenue source, increased $644,000, or 2.6 percent, for the nine months ended September 30, 2011 compared to the same period last year.  The third quarter 2011 net interest income was up $74,000 from the third quarter of 2010.  The increase in net interest income was attributable to the extended low interest rate environment, as interest-bearing liabilities accounts continue to reprice to current market interest rates faster than the interest-earning assets.  Comparing the first nine months of 2011 to the first nine months of 2010, interest expense decreased $2,374,000, or 22.9 percent, and interest income decreased $1,730,000, or 4.9 percent.  Comparing the third quarter of 2011 to the third quarter of 2010, interest expense decreased $819,000, or 24.6 percent, and interest income decreased $745,000, or 6.5 percent.  Also contributing to higher net interest income for the nine-month period was the growth in average earning assets, which for the first nine months of 2011 grew over $28 million, or 3.5 percent, from the same period last year.  Comparing the year-to-date time periods, average securities increased $17 million and average loans decreased $26 million from the prior year.  The growth in earning assets occurred primarily in relation to the clearing of tax refunds for a tax software provider during the first half of the year.  For the short time we held such refunds, constituting noninterest-bearing deposits, we increased our deposits at the Federal Reserve.  The average balance at the Federal Reserve for the first nine months of 2011 increased $37 million over the same period the prior year.  However, these balances only earn approximately .25 percent, which had a negative impact on our net interest margin.  The net interest margin for the nine months ended September 30, 2011 was 4.18 percent, compared to 4.22 percent for the same period the prior year.  Even though the tax processing contributed to a lower net interest margin, it significantly increased noninterest income due to the collection of per item fees.

For the nine months ended September 30, 2011, management added $4,855,000 to the allowance for loan losses, which represented an increase of $988,000 from the same period last year.  For the three months ended September 30, 2011, management added $1,152,000 to the allowance for loan losses, a decrease of $1,073,000 from the same period the prior year.  The increase in year-to-date provision expense was related to the further deterioration of collateral values on select impaired loans and to higher general loan loss reserves due to an increase in charge-offs.  The annualized ratio of net charge-offs to average loans for the nine months ended September 30, 2011 was 1.63 percent, compared to .53 percent for the same period last year.  Most of the increase in charge-offs was associated with charging off specific allocations on impaired loans.  Given that a majority of the loss had been previously identified and specifically allocated for in the allowance for loan losses, a corresponding increase in provision expense was not required.  However, the higher net charge-offs had an impact on our historical loss factor for loans, which requires higher general allocations for loan losses going forward.  Given the status of the economy and the customers’ continued financial weakness, management has charged off the identified impairment for collateral dependent impaired loans.  The ratio of nonperforming loans to total loans was .93 percent at September 30, 2011 compared to .78 percent at December 31, 2010 and 1.14 percent at September 30, 2010.  Based on the evaluation of the adequacy of the allowance for loan losses, management believes that the allowance for loan losses at September 30, 2011 was adequate and reflects probable incurred losses in the portfolio.  The allowance for loan losses was 1.06 percent of total loans at September 30, 2011, compared to 1.46 percent at December 31, 2010 and 1.47 percent at September 30, 2010.  The decrease in the allowance for loan losses from year end was primarily related to the charge-off of specific allocations on collateral dependent impaired loans.

Noninterest income totaled $6,404,000 for the nine months ended September 30, 2011, as compared to $4,771,000 for the same period last year, an increase of $1,633,000, or 34.2 percent.  For the three months ended September 30, 2011, noninterest income totaled $1,058,000, a decrease of $324,000, or 23.4 percent, from 2010’s third quarter.  Contributing to the year-to-date increase in noninterest income was the significant growth in transaction volume in processing tax refund payments for a tax software provider.  For the 2011 tax season, the tax software provider was able to expand the number of tax preparers utilizing its software.  With the growth in transaction volume, the associated fee income for the nine months ended September 30, 2011 increased $1,760,000, or nearly 228 percent, from the same period last year.  Also contributing to revenue growth was the increase in interchange fees earned on debit and credit card transactions.  By offering incentives to customers to utilize the bank’s debit and credit card for purchases, interchange income increased $290,000, or 40.2 percent, from the first nine months of 2010.  Impacting the third quarter of 2011 was the further impairment of two foreclosed properties.  Based on continued weak market conditions, management applied a discount to the appraised value of the properties and increased the estimated liquidation expenses, which resulted in an impairment charge of $480,000.  Overall, management was pleased with the revenue growth derived from the utilization of technology, which enhances efficiency.

On a year-to-date basis, noninterest expense totaled $21,080,000 in 2011, an increase of $360,000, or 1.7 percent, when compared to the previous year.  For the quarter, noninterest expense increased $138,000, or 2.0 percent from the third quarter in 2010.  Salaries and employee benefits, the Company’s largest noninterest expense, increased $396,000, or 3.3 percent, for the first nine months of 2011, as compared to the same period in 2010.  Contributing to the increase were annual merit increases, higher health insurance premiums and an increase in the number of employees.  Comparing the first nine months of 2011 to the first nine months of 2010, all remaining noninterest expenses decreased $36,000 collectively.  The limited growth in noninterest expense reflects management’s efforts to control expenditures.

“In a continued challenging business and banking environment, I am pleased to represent the 278 Ohio Valley Banc Corp. employees whose dedication and discipline more than doubled earnings for the three months ended September 30, 2011, which also led to a 17.8 percent increase in earnings for the nine months ended September 30, 2011, when compared to the same periods a year ago,” stated Jeffrey E. Smith, Chairman and CEO.  “Our return on assets, at .68 percent and return on equity, at 8.60 percent continue to be affected by the economic environment.  However, our earnings performance and capital position permitted the Board of Directors to declare a $0.21 per common share dividend payable November 10, 2011 to shareholders of record October 28, 2011.”

“Our stakeholders should also be encouraged that our lending staff has been successful in managing asset quality by keeping our non-performing loans to total loans at .93 percent for the period ended September 30, 2011, which, at less than 1 percent, continues to be an enviable industry metric.  Our lending staff continues to be vigilant in evaluating collateral values and borrower performance.  These efforts have lead to more conservative collateral values and more aggressive collection efforts.”

“As mentioned in previous releases, the ‘new normal’ in the banking environment has led to the reallocation of some our most talented personnel to new and different assignments.  I’m happy to report their success in these new responsibilities continues to minimize employee cost and, on a year-to-date basis, has permitted a noninterest expense increase of a mere 1.7 percent.  In conclusion, the Midwest, in general, with Ohio & West Virginia, in specific, has been free from many of the excesses about which we see on our nightly news or in our daily papers.  Why, we’re used to living on ‘skim milk’ in Appalachia; and this banker still prefers ‘Main Street’ to ‘Wall Street’.”

Ohio Valley Banc Corp. common stock is traded on the NASDAQ Global Market under the symbol OVBC.  The holding company owns Ohio Valley Bank, with 16 offices in Ohio and West Virginia, and Loan Central, with six consumer finance offices in Ohio.  Learn more about Ohio Valley Banc Corp. at www.ovbc.com.

Forward-Looking Information

Certain statements contained in this earnings release which are not statements of historical fact constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Words such as “believes,” “anticipates,” “expects,” “appears,” “intends,” “targeted” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying those statements.  Forward-looking statements involve risks and uncertainties.  Actual results may differ materially from those predicted by the forward-looking statements because of various factors and possible events, including: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayment on loans made by the Company; (v) unanticipated litigation, claims, or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes.  Forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made to reflect unanticipated events.  See Item 1.A. “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, for further discussion of the risks affecting the business of the Company and the value of an investment in its shares.

OHIO VALLEY BANC CORP - Financial Highlights (Unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2011	2010	2011	2010
PER SHARE DATA
Earnings per share	$0.22	$0.10	$1.12	$0.95
Dividends per share	$0.21	$0.21	$0.63	$0.63
Book value per share	$17.77	$17.06	$17.77	$17.06
Dividend payout ratio (a)	94.83%	198.58%	56.33%	66.08%
Weighted average shares outstanding	4,000,056	3,984,009	4,000,056	3,984,009

PERFORMANCE RATIOS
Return on average equity	4.98%	2.45%	8.60%	7.52%
Return on average assets	0.42%	0.20%	0.68%	0.60%
Net interest margin (b)	4.21%	4.09%	4.18%	4.22%
Efficiency ratio (c)	74.89%	71.47%	65.34%	69.13%
Average earning assets (in 000's)	$780,592	$796,847	$826,227	$798,148

(a) Total dividends paid as a percentage of net income.
(b) Fully tax-equivalent net interest income as a percentage of average earning assets.
(c) Noninterest expense as a percentage of fully tax-equivalent net interest income plus noninterest income.

OHIO VALLEY BANC CORP - Consolidated Statements of Income (Unaudited)

	Three months ended		Nine months ended
(in $000's)	September 30,		September 30,
	2011	2010	2011	2010
Interest income:
Interest and fees on loans	$10,011	$10,670	$31,400	$32,913
Interest and dividends on securities	682	768	2,135	2,352
Total interest income	10,693	11,438	33,535	35,265
Interest expense:
Deposits	2,079	2,745	6,662	8,452
Borrowings	430	583	1,332	1,916
Total interest expense	2,509	3,328	7,994	10,368
Net interest income	8,184	8,110	25,541	24,897
Provision for loan losses	1,152	2,225	4,855	3,867
Noninterest income:
Service charges on deposit accounts	578	558	1,671	1,687
Trust fees	52	55	167	174
Income from bank owned life insurance	184	189	545	553
Mortgage banking income	97	131	234	260
Electronic refund check / deposit fees	0	2	2,533	773
Debit / credit card interchange income	367	264	1,011	721
Loss on sale of other real estate owned	(474)	(83)	(464)	(160)
Other	254	266	707	763
Total noninterest income	1,058	1,382	6,404	4,771
Noninterest expense:
Salaries and employee benefits	4,165	3,991	12,272	11,876
Occupancy	394	402	1,198	1,213
Furniture and equipment	282	297	844	893
FDIC insurance	181	265	793	786
Data processing	278	208	729	613
Other	1,701	1,700	5,244	5,339
Total noninterest expense	7,001	6,863	21,080	20,720
Income before income taxes	1,089	404	6,010	5,081
Income taxes	203	(17)	1,536	1,283
NET INCOME	$886	$421	$4,474	$3,798

OHIO VALLEY BANC CORP - Consolidated Balance Sheets (Unaudited)

(in $000's, except share data)	September 30,	December 31,
	2011	2010
ASSETS
Cash and noninterest-bearing deposits with banks	$8,788	$8,979
Interest-bearing deposits with banks	50,501	50,772
Total cash and cash equivalents	59,289	59,751
Securities available for sale	86,041	85,839
Securities held to maturity
(estimated fair value: 2011 - $21,013; 2010 - $21,198)	21,134	22,178
Federal Home Loan Bank stock	6,281	6,281
Total loans	614,901	641,322
Less: Allowance for loan losses	(6,511)	(9,386)
Net loans	608,390	631,936
Premises and equipment, net	9,317	9,738
Other real estate owned	4,022	4,403
Accrued income receivable	2,508	2,704
Goodwill	1,267	1,267
Bank owned life insurance	20,306	19,761
Prepaid FDIC insurance	1,838	2,576
Other assets	3,723	5,080
Total assets	$824,116	$851,514

LIABILITIES
Noninterest-bearing deposits	$126,122	$91,949
Interest-bearing deposits	580,380	602,832
Total deposits	706,502	694,781
Securities sold under agreements to repurchase	1,012	38,107
Other borrowed funds	21,466	27,743
Subordinated debentures	13,500	13,500
Accrued liabilities	10,550	9,255
Total liabilities	753,030	783,386

SHAREHOLDERS' EQUITY
Common stock ($1.00 stated value per share, 10,000,000 shares
authorized; 4,659,795 shares issued)	4,660	4,660
Additional paid-in capital	33,003	33,003
Retained earnings	47,914	45,960
Accumulated other comprehensive income	1,221	217
Treasury stock, at cost (659,739 shares)	(15,712)	(15,712)
Total shareholders' equity	71,086	68,128
Total liabilities and shareholders' equity	$824,116	$851,514